Contact: Daemon Repp Director of Finance 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                Nasdaq:POPE

POULSBO, Wash.
August 21, 2017

POPE RESOURCES ANNOUNCES QUARTERLY DISTRIBUTION

Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $0.70 per unit, effective for unitholders of record on September 5, 2017 and payable on September 19, 2017.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Pope Resources’ distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources’ distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 210,000 acres of timberland and development property in Washington, Oregon, and California. These acres include three private equity timber funds that we manage, co-invest in, and consolidate in our financial statements and from which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland and earning fee revenue from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.